Exhibit 99.1
Franklin Bank Corp. Received Additional Non-Compliance Notification from the AMEX and Nasdaq
HOUSTON, May 20/PrimeNewswire-FirstCall/ — Franklin Bank Corp. (Nasdaq: FBTX; Amex: FBK-P.LF) (“Franklin”) announced that on May 12, 2008, Franklin Bank Corp. (“Franklin”) received an Additional Staff Determination letter (the “NASDAQ Letter”) from the Listing Qualifications Staff of The NASDAQ Stock Market (the “NASDAQ”) in connection with Franklin’s failure to file its Quarterly Report on Form 10-Q for the period ended March 31, 2008 (the “Form 10-Q”) with the Securities and Exchange Commission (the “SEC”) as required by NASDAQ Marketplace Rule 4310(c)(14). Franklin’s common stock trades on the Nasdaq Global Select Market. Additionally, on May 15, 2008, Franklin received a letter (the “AMEX Letter”) from the staff of The American Stock Exchange (the “AMEX”) in connection with Franklin’s failure to file its Form 10-Q as required by Sections 134 and 1101 of the AMEX Company Guide and its listing agreement. Franklin’s Series A Non-Cumulative Perpetual Preferred Stock (the “Preferred Stock”) trades on the AMEX. As set forth in both the NASDAQ Letter and AMEX Letter, Franklin’s failure to file the Form 10-Q serves as an additional basis for delisting Franklin’s common stock and Preferred Stock, respectively (the “Additional Deficiency”). Both the NASDAQ Letter and the AMEX Letter were issued in accordance with standard NASDAQ and AMEX procedure, respectively.
On March 26, 2008, Franklin filed a Current Report on Form 8-K announcing that it had received a letter from the staff of the AMEX indicating that Franklin is not in compliance with Sections 134 and 1101 of the AMEX Company Guide and its listing agreement as a result of Franklin’s failure to file its Annual Report on Form 10-K for the year ended December 31, 2007 (the “Form 10-K”) with the SEC. On April 8, 2008, Franklin filed a Current Report on Form 8-K announcing that it had received a letter from the Listing Qualifications Staff of the NASDAQ indicating that Franklin is not in compliance with NASDAQ Market Place Rule 4310(c)(14) as a result of Franklin’s failure to file its Form 10-K with the SEC.
On April 22, 2008, Franklin filed a Current Report on Form 8-K announcing that the AMEX had accepted Franklin’s plan to bring Franklin into compliance with the AMEX Company Guide and Franklin’s listing agreement (the “Plan”), which Plan had anticipated a delay in Franklin filing its Form 10-Q. Subject to Franklin complying with and making progress under the Plan, the AMEX granted Franklin an extension until June 30, 2008 to file the Form 10-K and until July 31, 2008 to file the Form 10-Q. Provided that Franklin complies with the Plan and makes progress under it, the AMEX will continue to list the Preferred Stock pursuant to such extension until July 31, 2008.
Franklin is scheduled to appear before the Nasdaq Listing Qualifications Panel (the “Panel”) on May 22, 2008 to present its arguments for continued listing of Franklin’s common stock pending the filing of Franklin’s Form 10-K and Form 10-Q. The NASDAQ Letter provides that the Panel will consider the Additional Deficiency in rendering a determination regarding the continued listing of Franklin’s common stock. Pursuant to the NASDAQ Letter, Franklin must present its views with respect to the Additional Deficiency at its Panel hearing for such views to be taken into consideration by the Panel in rendering its determination. Franklin will present its views with respect to the Additional Deficiency.

Corporate Overview
Franklin Bank Corp., headquartered in Houston, Texas, was formed in April 2002. Franklin’s common stock initiated trading on the NASDAQ in December 2003 under the ticker symbol FBTX. In May 2006, Franklin raised additional capital through an offering of the Preferred Stock that is now trading on the AMEX under the ticker symbol FBK-P.LF.
Through its subsidiary, Franklin Bank S.S.B., Franklin offers a wide variety of commercial products that allows it to serve customers in communities, as well as on a national basis. Franklin Bank focuses on providing high-quality personalized service through its “trusted financial advisors” and strives to meet all of the financial needs of its customers. In addition to various deposit and loan products, Franklin Bank offers retail brokerage services. For more information, you can visit its website at http://www.bankfranklin.com. Franklin Bank is FDIC insured and an equal housing lender.
Forward Looking Statements
This announcement includes forward-looking statements. These forward-looking statements include comments with respect to the goals, objectives, expectations, strategies, and the results of the company’s operations and business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. Franklin does not undertake, and hereby disclaims, any duty to update these forward-looking statements even though the situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements as a number of factors could cause future results to differ materially from these statements.
Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which Franklin operates, and changes in economic, political, regulatory and technological conditions, including continuation for a prolonged period of current conditions in the housing, mortgage and credit markets. Other specific risks related to Franklin include the following: the results of the final audit of Franklin’s financial statements for 2007; Franklin’s ability to effectively implement the recommendations of its Audit Committee arising out of the Audit Committee’s previously disclosed investigation; the actions of the Nasdaq and the AMEX concerning the continued listing of Franklin’s securities for trading on such exchanges, including with respect to the Additional Deficiency discussed in this press release, and the actions of other regulatory agencies which may be taken in response to the Audit Committee’s investigation and the findings thereof; potential inability to successfully implement its growth business strategy; the integration of businesses that may be acquired; Franklin’s limited operating history; the potential unavailability of external financing; reliance on brokered deposits; the geographic concentration of its business, commercial real estate and consumer loan portfolios, including a significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of the single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom Franklin does business; credit risk associated with smaller borrowers in its mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which the company is subject; the possibility that allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of the information systems; the potential inability to obtain the third-party information services on which it relies; and environmental risks associated with foreclosure on real estate properties. Franklin cautions that the foregoing list is not exhaustive. Investors should carefully consider the aforementioned factors as well as other uncertainties and events.
Contact: Russell McCann at (713) 339-8999